News Release

            Brooke Corporation Elects New Independent Board Director

Overland Park, KS June 10, 2003- Robert D. Orr, CEO of Brooke Corporation, announces the election of Joe Barnes, M.D. to Brooke Corporation's Board of Directors. In making the announcement, Orr stated that "Dr. Barnes is well known in his community and is a conscientious citizen and astute investor. Dr. Barnes brings a unique perspective to our board and will be an excellent independent director."

A native of Moundridge, Kansas, Dr. Barnes is a family physician in Smith Center, Kansas and currently serves as a Staff Physician for Smith County Memorial Hospital Rural Health Clinic. Dr. Barnes is Board certified in Family Practice with a Certificate of Added Qualification in Geriatrics and has practiced medicine in rural Kansas since 1985. Dr. Barnes is interested in rural health issues and rural economics and currently serves on a local economic development board. Dr. Barnes has a Bachelor of Science degree in Biology from Wichita State University and a Doctorate of Medicine from the University of Kansas School of Medicine.

About  our  Company....  Brooke  Corporation  is listed  on the  American  Stock
Exchange under the symbol of BXX. Brooke Corporation is the parent company of a family of companies that serves the insurance and financial services marketplace. Through Brooke Franchise Corporation, Brooke benefits from a rapidly growing system of franchise agents specializing primarily in property and casualty insurance but also life, health, securities, and lending brokerage services. The Company believes that franchise agents, as independent business owners, will distribute financial services more efficiently than others in the marketplace. To compliment expanding franchise operations, Brooke also offers facilitator services such as consulting, lending, and brokerage services through Brooke operating subsidiaries.

Contact.... Sherisa Coomes, cooms@brookecorp.com or (785) 543-3199, Ext 197